EXHIBIT 8.1
LAW OFFICES
Silver,  Freedman  &  Taff,  L.L.P.

A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K Street, N.W., Suite 100
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX:   (202) 337-5502
WWW.SFTLAW.COM

May 21, 2008

Board of Directors
Sunshine Savings Bank
1400 East Park Avenue
Tallahassee, FL 32301

Re:	Proposed Reorganization to Mutual Holding Company
Structure and Stock Offering (the “Reorganization”)

Dear Board Members:

In connection with the Reorganization, we render the following opinion of counsel.  Capitalized terms used herein that are not expressly defined herein shall have the meaning ascribed to them in the Plan of Reorganization and Stock Issuance dated January 29, 2008 (the “Plan”).

FACTS

Sunshine Savings Bank (“Bank”) is a federally chartered mutual savings bank engaged in thrift and thrift-related businesses.  As a mutual entity, Bank does not have any authorized capital stock.  Instead, holders of Deposit Accounts in Bank have liquidation and voting rights in Bank.

The Board of Directors of Bank believes that a mutual holding company structure will enable the Bank to expand and compete more effectively in the financial services industry.  The primary purpose of the Stock Offering is to raise capital for the expansion of Bank’s business operations, including the acquisition of other financial institutions.  Bank also is expected to benefit from its management and other personnel having a stock ownership in its business, since stock ownership is viewed as an effective performance incentive and a means of attracting, retaining, and compensating management and other personnel.

The Reorganization will be implemented pursuant to the Plan as follows:

1.	Bank will organize Sunshine Interim One, an interim federal stock savings bank as a wholly-owned subsidiary;

Board of Directors
Sunshine Savings Bank
May 21, 2008

2.	Sunshine Interim One will organize Sunshine Interim Two, an interim federal stock savings bank as a wholly-owned transitory subsidiary of Sunshine Interim One;

3.	Sunshine Interim One also will organize the Stock Holding Company, a federal stock corporation as a wholly-owned subsidiary of Sunshine Interim One;

4.	The following events will then occur simultaneously:

(a)	Bank will exchange its federal mutual charter for a federal stock savings bank charter, thereby converting to a federal stock savings bank ("Stock Bank");

(b)	Members will constructively receive voting shares in Stock Bank in exchange for their mutual ownership interests in Bank;

(c)	Sunshine Interim One will cancel its outstanding stock and exchange its federal stock charter for a federal mutual holding company charter, thereby converting to a mutual holding company ("MHC");

(d)
Sunshine Interim Two will merge with and into Stock Bank with Stock Bank surviving; in connection with such merger, the shares of Sunshine Interim Two common stock owned by MHC immediately prior thereto shall be converted into and become shares of Stock Bank Common Stock and the Members who constructively received the initially issued voting shares in Stock Bank will be deemed to have transferred all of their stock interest in Stock Bank to MHC in exchange for membership/mutual interests in MHC; and

(e)	MHC will contribute all of the outstanding shares of Stock Bank Common Stock to Stock Holding Company.

5.
Immediately after completion of the events set forth in subpart (4) above, Stock Holding Company intends, subject to and in accordance with the provisions of the Plan, to sell up to, but no more than, 49% of its Common Stock in the Stock Offering.

Board of Directors
Sunshine Savings Bank
May 21, 2008

OPINION

Based solely on the information contained herein and our reliance on the accuracy of the Representation Letter of Bank of even date herewith, which is attached hereto, we are of the following opinion:

1.
Continuity of ownership interest will be satisfied by the Members of Bank constructively exchanging their membership/mutual interests in Bank for ownership interests in Stock Bank, notwithstanding that such Members will immediately thereafter exchange their constructive ownership interests in Stock Bank for membership/mutual interests in MHC.

2.
The conversion of Bank from mutual to stock form (the "Bank Conversion") in the Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.	No gain or loss will be recognized by Bank or Stock Bank in the Bank Conversion.

4.
The exchange of constructive ownership interests in Stock Bank by the Members for mutual membership interests in MHC will constitute a tax-free exchange of property solely for voting “stock” pursuant to Section 351 of the Code.  Mutual membership interests in MHC will be treated as “stock” within the meaning of Section 351(a) of the Code.

5.
No gain or loss will be recognized by Members on the transfer of their ownership interests in Bank solely for a constructive stock interest in the Stock Bank followed by an exchange of their constructive stock interests in the Stock Bank solely for membership/mutual interests in the MHC.  (Code Section 351(a)).

6.	The transfer by MHC of Stock Bank Common Stock to Stock Holding Company will constitute a tax-free exchange of property solely for voting stock pursuant to Section 351 of the Code.

7.	MHC will not recognize any gain or loss upon the transfer of Stock Bank Common Stock to Stock Holding Company (Code Section 351(a)).

8.	Stock Holding Company will not recognize any gain or loss on its receipt of Stock Bank Common Stock from MHC (Code Section 1032(a)).

9.	No gain or loss will be recognized by Stock Holding Company upon its receipt of money in exchange for shares of its Common Stock issued pursuant to the Stock Offering (Code Section 1032(a)).

Board of Directors
Sunshine Savings Bank
May 21, 2008

10.
No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the issuance to them of Deposit Accounts in Stock Bank in the same dollar amounts and on the same terms and conditions in exchange for their Deposit Accounts in Bank held immediately prior to the Bank Conversion.  (Code Section 1001(a); Treas. Reg. Section 1.1001-1(a)).

11.
Depositors of Bank will realize gain, if any, upon the receipt of subscription rights to acquire Common Stock of Stock Holding Company in the Stock Offering.  Any gain resulting therefrom will be recognized only in an amount not in excess of the fair market value of the subscription rights received.  Since the subscriptions rights are acquired by recipients without cost, are non-transferable and of short duration, and afford the recipients a right only to purchase Stock Holding Company Common Stock at a price equal to its fair market value without any purchase price advantage over purchasers in the Direct Community Offering or Public Offering who do not have subscription rights, we do not believe the subscription rights have any taxable value at the time of distribution or exercise.  Moreover, we are not aware of the Internal Revenue Service asserting or claiming in any previously completed similar conversion transaction involving a thrift institution that subscription rights have any market value at the time of distribution or at the time they are exercised.  Based upon the foregoing, we conclude that it is more likely than not that (a) no taxable income will be recognized by Members including Depositors of Bank upon the distribution to them of subscription rights or upon the exercise or lapse of the subscription rights to acquire Stock Holding Company Common Stock at fair market value; and (b) no taxable income will be realized by Bank, Stock Bank or Stock Holding Company on the issuance or distribution of subscription rights to Members including Depositors of Bank to purchase shares of Stock Holding Company Common Stock at fair market value. (Section 311 of the Code).

If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Stock Holding Company and/or Bank or Stock Bank may be taxable on the distribution of the subscription rights.  (Section 311 of the Code).  In this regard, the subscription rights may be taxed partially or entirely at ordinary income tax rates.

No opinion is expressed as to the tax treatment of the Reorganization under other provisions of the Code and Income Tax Regulations or about the tax treatment of any conditions existing at the time of or effects resulting from the Reorganization that are not specifically covered in our opinions hereinabove.

Board of Directors
Sunshine Savings Bank
May 21, 2008

      We hereby consent to the filing of this opinion as an exhibit to Bank’s regulatory filings and applications seeking approval of the Reorganization from the OTS and to Stock Holding Company’s Registration Statement on Form S-1 as filed with the SEC.

 Sincerely,

/s/ SILVER, FREEDMAN & TAFF, L.L.P.

SILVER, FREEDMAN & TAFF, L.L.P.

REPRESENTATION LETTER

The undersigned, Louis O. Davis, Jr., President and Chief Executive Officer of Sunshine Savings Bank, Tallahassee, Florida (“Bank”), HEREBY CERTIFIES that (a) I am familiar with the terms, conditions and provisions of the Plan of Reorganization and Stock Issuance of Bank dated January 29, 2008 (the “Plan”), and (b) I am aware that this Representation Letter will be relied on by Silver, Freedman and Taff, L.L.P. and Hacker, Johnson & Smith PA in rendering their tax opinions to the Board of Directors of Bank relating to the transactions contemplated by the Plan and also in connection with filings with governmental authorities pursuant to the Plan.  All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan.

In connection with the transactions contemplated by the Plan (collectively the “Reorganization”), the undersigned represents on behalf of Bank as follows:

(a)	The Reorganization will be implemented in accordance with the Plan.

(b)
In the Reorganization, mutual membership interests of Bank representing control of Bank, as defined in Section 368(c) of the Code, will be exchanged solely for constructive ownership interests (i.e. shares) of Stock Bank which interests will be exchanged solely for mutual membership interests in MHC.

(c)
The fair market value of the stock interest in Stock Bank constructively received by each of the Members will be approximately equal, in each instance, to the fair market value of such Member’s equity interest in Bank surrendered in the exchange.

(d)
The fair market value of the mutual membership interest in MHC received by each of the Members will be approximately equal, in each instance, to the fair market value of such Member’s constructive stock interest in Stock Bank surrendered in the exchange.

(e)	All Deposit Accounts in Stock Bank, including those of Depositors of Bank who continue their Deposit Accounts with Stock Bank, will have voting and liquidation rights in MHC.

(f)	No cash or property will be given to any Member in lieu of mutual membership interests in MHC.

(g)
Stock Bank has no plan or intention to issue additional shares of its capital stock that would result in Stock Holding Company losing control of Stock Bank within the meaning of Section 368(c) of the Code.

(h)
Stock Holding Company has no plan or intention to liquidate Stock Bank, merge Stock Bank with or into another corporation, sell or otherwise dispose of any outstanding Stock Bank Common Stock, or cause Stock Bank to sell or otherwise dispose of any of its assets or any of the assets acquired from Interim Two, except for dispositions made in the ordinary course of business.

(i)
MHC has no plan or intention to liquidate Stock Holding Company or Stock Bank, merge Stock Holding Company or Stock Bank with or into another corporation, sell or otherwise dispose of any outstanding Common Stock of Stock Holding Company or Common Stock of Stock Bank, or cause Stock Holding Company or Stock Bank to sell or otherwise dispose of any of its assets or any of the assets acquired by Stock Bank from Interim Two, except for dispositions made in the ordinary course of business.

(j)
There is no plan or intention to issue additional shares of Common Stock of Stock Holding Company, other than shares that may be issued to employees and/or directors of Stock Holding Company and its subsidiaries pursuant to certain stock option and stock incentive plans or that may be issued to employee benefit plans.

(k)	Neither Stock Holding Company nor Stock Bank has any plan or intention to redeem or otherwise reacquire any stock to be issued by it in the Reorganization.

(l)	Following the Reorganization, Stock Bank will continue to engage in its business in the same manner as Bank conducted business prior to the Reorganization.

(m)	There is no intercorporate indebtedness existing between any of the parties to the Reorganization and no such indebtedness will be created as a result of the Reorganization.

(n)	None of the parties to the Reorganization is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(o)
Neither MHC nor Stock Holding Company will be a corporation more than 80 percent of the value of whose assets consist of money; stocks and other equity interests in a corporation; evidence of indebtedness; options, forwards or futures contracts, notional principal contracts and derivatives; foreign currency; interest in precious metals (unless used in an active trade or business after the contribution); and/or interests in a regulated investment company or a real estate investment trust; common trust funds, and publicly-traded partnerships).  In making the 80 percent determination, stock and securities in any subsidiary corporation shall be disregarded and the parent shall be deemed to own its ratable share of the subsidiary’s assets, and a corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

(p)	On the date of the Reorganization, the fair market value of the assets of Bank will exceed the sum of its liabilities plus the amount of the liabilities, if any, to which the assets are subject.

(q)	Depositors will pay the expenses of the Reorganization attributable to them, if any. Each of the parties to the Reorganization will pay its own expenses, if any.

(r)	MHC will remain in existence after the Reorganization.

(s)	Stock Holding Company will remain in existence after the Reorganization and retain the Stock Bank Common Stock transferred to it by MHC.

In connection with the merger of Sunshine Interim Two into Stock Bank only, it is further represented by the undersigned on behalf of Bank that:

(a)	No mutual membership interests in MHC will be issued for services rendered to or for the benefit of the Members in connection with the exchange.

(b)
No mutual membership interests in MHC will be issued for MHC’s indebtedness, or for interest on MHC’s indebtedness, that accrued on or after the beginning of the holding period of the Members for the debt.

(c)	No liabilities of the Members will be assumed by MHC.

(d)	There is no indebtedness between MHC and the Members, and there will be no indebtedness created in favor of the Members as a result of the transaction.

(e)	Sunshine Interim Two will have no liabilities assumed by Stock Bank and will not transfer to Stock Bank any assets subject to liabilities in the transaction.

In connection with the transfer of all of the outstanding Common Stock of Stock Bank by MHC to Stock Holding Company only, it is further represented by the undersigned on behalf of Bank that:

(a)
No stock will be issued for Stock Holding Company’s indebtedness, or for interest on Stock Holding Company’s indebtedness, that accrued on or after the beginning of the holding period of MHC for the debt.

(b)	MHC will not retain any rights in the Common Stock of Stock Bank transferred to Stock Holding Company.

(c)	No liabilities of MHC will be assumed by Stock Holding Company and the Common Stock of Stock Bank will not be subject to any liabilities.

(d)	None of the property to be transferred by MHC was received by MHC as part of a plan of liquidation of another corporation.

The undersigned agrees to promptly and timely notify Silver, Freedman and Taff, L.L.P. and [Hacker, Johnson & Smith PA] if he has any reason to believe that any of the above representations are untrue, incorrect or incomplete at any time up to the completion of the Reorganization.

This Representation Letter is hereby executed on the 1st day of May, 2008.

SUNSHINE SAVINGS BANK

By:   /s/ Louis O. Davis, Jr.
Louis O. Davis, Jr.
President and Chief Executive Officer